Exhibit 8.1

Subsidiaries of the Registrant

Name	Place of Formation	Relationship
AngkasaX Global Sdn. Bhd.	Malaysia	Indirectly owned subsidiary through Angkasa-X Holdings Corp., our Labuan subsidiary.
AngkasaX Innovation Sdn. Bhd.	Malaysia	Indirectly owned subsidiary through Angkasa-X Holdings Corp., our Labuan subsidiary.
AngkasaX Sdn. Bhd.	Malaysia	Indirectly owned subsidiary through Angkasa-X Holdings Corp., our Labuan subsidiary.
Angkasa-X Holdings Corp.	Labuan, Malaysia	Wholly owned subsidiary
AXSpace Sdn. Bhd.	Malaysia	Indirectly owned subsidiary through AngkasaX Sdn. Bhd., our Malaysia subsidiary.
Mercu Tekun Sdn. Bhd.	Malaysia	Indirectly owned subsidiary through Angkasa-X Holdings Corp., our Labuan subsidiary.